NEUBERGER BERMAN EQUITY FUNDS
CLASS R6

DISTRIBUTION AGREEMENT
SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Dividend Growth Fund
Neuberger Berman Emerging Markets Equity Fund
 Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Select Fund
Neuberger Berman International Small Cap Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Value Fund
 Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
 Neuberger Berman Real Estate Fund
Neuberger Berman Small Cap Growth Fund
 Neuberger Berman Sustainable Equity Fund

Date: March 19, 2019